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                                                                   EXHIBIT  10.2

                        STOCK PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                             INTER-TEL INCORPORATED

                                 (the "Seller")

                                       AND

                            COMM-SERVICES CORPORATION

                                  (the "Buyer")

                                  July 24, 2001



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                        STOCK PURCHASE AND SALE AGREEMENT

         This STOCK PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is entered into as of July 24, 2001 by and between Inter-Tel Incorporated, an Arizona corporation (the "SELLER"), and Comm-Services Corporation, a Nevada corporation, or its assignee, (the "BUYER"). The Seller and the Buyer are referred to collectively herein as the "PARTIES".

                                  INTRODUCTION

         1. The Seller owns Twenty Million (20,000,000) of the Twenty Million (20,000,000) outstanding shares of the capital stock of Inter-Tel.NET, Inc., a Nevada corporation (the "COMPANY").

         2. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, Eighty Three Percent (83%), or Sixteen Million Six Hundred Thousand of the outstanding shares of capital stock of the Company (the "COMPANY SHARES") for the consideration set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                       PURCHASE AND SALE OF COMPANY SHARES

         1.1 PURCHASE AND SALE. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the Company Shares contemplated by this Agreement (the "CLOSING"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Company Shares.

         1.2 PURCHASE PRICE. The purchase price to be paid by the Buyer at the Closing for the Company Shares shall be a promissory note in the amount of Four Million Nine Hundred Fifty Thousand and No/100 Dollars ($4,950,000.00) (the "Note") delivered at Closing and payable pursuant to the terms contained therein, plus other good and valuable consideration as set forth herein.

         1.3 THE CLOSING.

              (a) TIME AND LOCATION. The Closing shall take place at the offices of the Company in Reno, Nevada, commencing at 8:00 a.m., local time, on or before July 24, 2001, or if on such date, (i) all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the closing conditions identified in Section 5.1(d)) have not been satisfied or waived or (ii) the closing conditions identified in Section 5.1(d) are not susceptible of being satisfied, then on such mutually agreeable later date as soon as practicable after (but in no event more than three business days after) the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the closing conditions identified in Section 5.1(d)) have been satisfied or waived and (ii) the closing conditions identified in Section 5.1(d) are susceptible of being satisfied (the "Closing Date").

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              (b) Closing Obligations of the Seller: At the Closing:

                  (i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

                  (ii) the Seller shall deliver to the Buyer certificates evidencing the Company Shares, duly endorsed in blank or with stock powers duly executed by the Seller; and

                  (iii) the Seller shall deliver to the Buyer the Trademark License Agreement.

              (c) Closing Obligations of the Buyer: At the Closing:

                  (i) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

                  (ii) the Buyer shall deliver a Promissory Note and Security Agreement representing the purchase price;

                  (iii) the Buyer shall deliver the Pledge Agreements and related Stock Powers for the Collateral under the Security Agreement;

                  (iv) the Buyer shall deliver an executed Lease for the Premises;

                  (v) the Buyer shall deliver an executed Shareholder
Agreement.;

                  (vi) the Buyer shall deliver an executed Reciprocal Carrier Services Agreement; and

                  (vii) the Buyer shall deliver an executed Internal Revenue Form 8023 in the form prepared by Seller together with all attachments.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as set forth in the disclosure schedule attached hereto (the "DISCLOSURE SCHEDULE"), the Seller represents and warrants to the Buyer as of the date hereof as follows. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Article II, and the disclosures in any section of the Disclosure Schedule shall qualify (1) the corresponding section of this Article II and (2) other sections in this Article II to the extent that such disclosure is applicable to such other sections.

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         2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

              (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

              (b) The Company and each Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that
(a) is materially adverse to the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the industry or specific markets in which the Company competes) or (b) materially impairs the ability of the Seller to consummate the purchase and sale of the Company Shares contemplated by this Agreement; PROVIDED, HOWEVER, that a "Company Material Adverse Effect" shall not include any adverse change, effect or circumstance primarily arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement or that is primarily attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

              (c) The Seller has made available to the Buyer correct and complete copies of the certificate of incorporation and bylaws of the Company and each of the Subsidiaries (as amended to date).

         2.2 CAPITALIZATION AND OWNERSHIP.

              (a) The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of common stock, no par value ($.00) per share, of which Twenty Million (20,000,000) shares are issued and outstanding.

              (b) All of the issued and outstanding shares of capital stock of the Company and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding upon the Company or any Subsidiary relating to the issuance, disposition or acquisition of any shares of capital stock of the Company or the Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or the Subsidiaries. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of any Company Shares or any capital stock of

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the Subsidiaries. All of the issued and outstanding Company Shares are owned of record and beneficially by the Seller and the Seller has good title to the Company Shares, free and clear of any liens, charges, claims, pledges, voting trusts, proxies, security holder or similar agreements, encumbrances or restrictions other than applicable securities law restrictions ("SHARE ENCUMBRANCES"). All of the issued and outstanding shares of capital stock of the Subsidiaries are owned of record and beneficially by the Company and the Company has good title to all of the issued and outstanding shares of capital stock of the Subsidiaries, free and clear of any Share Encumbrances.

         2.3 AUTHORITY. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement constitutes the valid and binding agreement of the Buyer, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         2.4 SUBSIDIARIES. Section 2.4 of the Disclosure Schedule sets forth:
(a) the name of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES"); (b) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; and (c) the jurisdiction of organization of each Subsidiary.

         2.5 FINANCIAL STATEMENTS. The Seller has provided to the Buyer copies of (a) the unaudited statements of operations and cash flows for the Company for the twelve months ended December 31, 2000, and (b) the unaudited balance sheet for the Company as of June 30, 2001, as adjusted, and (c) within sixty (60) days of Closing the unaudited balance sheet of the Company as of the Closing date. (collectively, the "FINANCIAL STATEMENTS"). Except as set forth in Section 2.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"), and, to the knowledge of the Seller, fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, PROVIDED, HOWEVER, that the June 30, 2001 and Closing Financial Statements are subject to normal year-end adjustments and the Financial Statements for the Company do not include separate footnotes, as the operations are consolidated with the Seller Financial Statements for all periods.

         2.6 TAX MATTERS.

              (a) The Company and each of the Subsidiaries has filed all material Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any failure to file, error or omission that would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Subsidiaries has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns.

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Except as set forth in Section 2.6 of the Disclosure Schedule, all Taxes that each of the Company or the Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity (as defined below), except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "TAXES" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof. For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes. "GOVERNMENTAL ENTITY" means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

              (b) Except as set forth on Section 2.6(b) OF THE DISCLOSURE SCHEDULE, neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Seller, any other notice, that any examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress. Seller and Buyer agree to cooperate in the event any audit is performed on the Company by way of providing information and documentation to the other as may be necessary for the audit.

              (c) To the extent that the Company shall owe any Taxes attributable to periods through the Closing, and those Taxes have not been accrued on the Closing balance sheet of the Company, Seller shall pay such Taxes when they become due and payable upon written notice from Buyer. To extent that the Company is due a tax benefit attributable to periods through the Closing, Seller shall be entitled to such tax benefit. All Taxes attributable to periods after the Closing or accrued on the Closing balance sheet of the Company shall be paid by Buyer.

         2.7 INTELLECTUAL PROPERTY. Neither the Company nor any Subsidiary has been named in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any third party, except for any such suit, action or proceeding that would not reasonably be expected to have a Company Material Adverse Effect. To the Seller's knowledge, the manufacturing, marketing, licensing or sale of the products of the Company as presently conducted do not infringe any valid patents, trademarks, trade names, service marks or copyrights of any third party, except for any such infringement that would not reasonably be expected to have a Company Material Adverse Effect.

         2.8 CONTRACTS

              (a) Section 2.8 of the Disclosure Schedule lists or describes the following agreements (written or oral) to which the Company or any Subsidiary is a party and which are in effect (in whole or in part) as of the date of this
Agreement:

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                   (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum;

                   (ii) any agreement establishing a partnership or joint venture;

                   (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $100,000 or under which it has imposed (or may impose) a Security Interest (as defined below) on any of its assets, tangible or intangible;

                   (iv) any agreement containing a noncompetition provision;

                   (v) any agreement with any officer, director or stockholder of the Company or any affiliate ("AFFILIATE"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, thereof;

                   (vi) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto other than in the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount) (the "ORDINARY COURSE OF BUSINESS");

                   (vii) any other agreement (or group of related agreements) involving more than $100,000 in any year: and

                   (viii) any contract that provides for payment even though no services are provided (including but not limited to "take-or-pay" contracts).

              For purposes of this Agreement, "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit and (iv) statutory liens with respect to current taxes not yet due and payable.

              (b) The Seller has made available to the Buyer a complete and accurate copy of each agreement (as amended to date) listed in Section 2.8 of the Disclosure Schedule. With respect to each agreement so listed and except as set forth on Schedule 2.8: (i) to the knowledge of the Seller, the agreement is legal, valid, binding and enforceable and in full force and effect, subject to bankruptcy and insolvency laws and equitable principles (whether applied at law or in equity), public policy and other customary qualifications and limitation on enforceability; and (ii) to the knowledge of the Seller, neither the Company nor any Subsidiary nor any other party is in material breach or violation of, or material default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the knowledge of the Seller, any other party under such contract.

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         2.9 LITIGATION. Except as set forth on Section 2.9 of the Disclosure
Schedule, there is no (a) unsatisfied judgment, order, decree, stipulation or injunction or (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the Seller's knowledge, which has been overtly threatened against the Company or any Subsidiary, other than any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect.

         2.10 EMPLOYEE BENEFITS

         All rights or liabilities of the Company, if any, to participate in or contribute to any Employee Benefit Plans of Seller will cease as of the date of Closing. For purposes of this Agreement, "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

         3.2 LITIGATION. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

         3.3 REPORTS AND FINANCIAL STATEMENTS. The financial statements and interim financial statements of the Buyer have been provided or will be provided to Seller. All such statements (i) complied as to form in all material respects with U.S. GAAP with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

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         3.4 NO KNOWLEDGE OF MISREPRESENTATION OR OMISSION. The Buyer has no
knowledge that any of the representations and warranties of the Seller in this Agreement are not true and correct, and the Buyer has no knowledge of any errors in, or omissions from, the Disclosure Schedule.

         3.5 INVESTMENT INTENT. The Buyer is acquiring the Company Shares for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Company Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. The Buyer further acknowledges that (i) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Company Shares, and that it can bear the economic risk of an investment in the Company Shares and (ii) it has had the opportunity to conduct an independent due diligence review of the Company and the Subsidiaries.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

         4.1 EFFORTS. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         4.2 REPLACEMENT OF GUARANTEES AND LETTERS OF COMFORT. Unless otherwise agreed to in writing by the Seller, the Buyer shall arrange, prior to the Closing, for replacement arrangements, including, to the extent required, guarantees and letters of comfort from the Buyer, reasonably satisfactory to the Seller with respect to all letters of credit and other borrowings of the Company or the Subsidiaries which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by the Seller or any of its Affiliates (other than the Company or the Subsidiaries) as of the Closing Date, including without limitation the letters of credit and other borrowings listed in Section 4.2 of the Disclosure Schedule. Such replacement arrangements shall include a full and complete release of the Seller and its Affiliates (other than the Company and the Subsidiaries) of all obligations.

         4.3 ACCESS. The Seller shall cause each of the Company and the Subsidiaries to permit representatives of the Buyer to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to the premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and the Subsidiaries for reasonable business purposes. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Company or the Subsidiaries or any of their Affiliates in connection with the transactions contemplated by this Agreement except with the prior written consent of the Seller.

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                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

         5.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

              (a) the representations and warranties of the Seller set forth in
Article II shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)) and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty which already contains a Company Material Adverse Effect or other materiality qualification);

              (b) the Seller shall have performed or complied with in all material respects the agreements and covenants required to be performed or complied with by them under this Agreement as of or prior to the Closing;

              (c) the Seller shall exercise the option to purchase stock of Call Data de Mexico and pay the Twenty Thousand dollars ($20,000) consideration for the purchase. All taxes attributable to the period prior to the Closing are to be paid by Call Data de Mexico. All obligations and liabilities related to the completion of the transaction and the operation of Call Data de Mexico after the Closing, including but not limited to compliance with Mexican law is a post-Closing obligation or liability of the Company;

              (d) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a), (b) and (c) of this Section 5.1 is satisfied in all respects;

              (e) No action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Buyer to own the Company Shares and to control the Company or (iv) affect materially and adversely the right of the Company or any Subsidiary to own its assets and to operate its businesses, and no such judgment, order, decree, stipulation or injunction shall be in effect.

         5.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller) of the following conditions:

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              (a) the representations and warranties of the Buyer set forth in
Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of the Buyer or on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "BUYER MATERIAL ADVERSE EFFECT") (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty that already contains a Buyer Material Adverse Effect or other materiality qualification);

              (b) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

              (c) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in clauses (a), (b) and (c) of this Section 5.2 is satisfied in all respects;

              (d) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

              (e) the Seller and each of its Affiliates which is a guarantor of, or has provided any letter of comfort or other similar assurance with respect to, any obligation, covenant or indemnity of the Company or the Subsidiaries shall have received a full and complete release of all liabilities thereunder in form and substance satisfactory to the Seller.

                                   ARTICLE VI

                                   TERMINATION

         6.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing as provided below:

              (a) the Parties may terminate this Agreement by mutual written consent;

              (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in material breach, and the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty, covenant

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or agreement contained in this Agreement, and such breach is not remedied within fifteen days of delivery of written notice thereof;

              (c) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before July 24, 2001 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

              (d) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before July 24, 2001 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).

         6.2 EFFECT OF TERMINATION. If either Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party.

                                  ARTICLE VII

                               FURTHER AGREEMENTS

         7.1 ACCESS TO INFORMATION; COOPERATION.

              (a) ACCESS TO INFORMATION. Following the Closing, each Party shall afford to the other Party and to the other Party's Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information

(collectively, "INFORMATION") within the possession or control of such Party or its Affiliates, relating to the Company, the Subsidiaries or their businesses or operations prior to the Closing, insofar as such access is reasonably required by the other Party. Seller may withhold Information based on privilege only if the privilege runs to Seller or its affiliates excluding the Company. Information may be requested under this Section 7.1(a) for, without limitation, any financial reporting and accounting matters, preparing or verifying financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

              (b) ACCESS TO PERSONNEL. Following the Closing, each Party shall use reasonable efforts to make available to the other Party, upon written request, such Party's and its Affiliates' officers, directors, employees and

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agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Company or the Subsidiaries or their respective businesses or operations prior to the Closing or for any other matter referred to in Section 7.1(a).

              (c) REIMBURSEMENT. A Party providing Information or personnel to the other Party under Section 7.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to attorneys, accountants, employees or directors of the providing Party or its Affiliates.

              (d) CONFIDENTIALITY. Each of the Buyer and the Seller shall hold, and shall use reasonable efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or the other Party's representatives at any time prior to Closing or pursuant to this Section 7.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of the terms of this Section 5.1, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the other Party pursuant hereto, provided that the source of such information was not known by the receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, (iii) is or becomes available to the receiving Party from a source other than the other Party, provided that such source is not, to the knowledge of the receiving Party at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, or (iv) was or is independently developed by the receiving Party without utilizing any Information or violating any of the receiving Party's obligations under this Agreement), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, the disclosing Party shall notify the non-disclosing Party promptly of the request or requirement so that the non-disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 5.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the advice of counsel, compelled to disclose any Information by judicial or administrative process, such Party may so disclose the Information; provided, however, that, at the written request of the non-disclosing Party, the disclosing Party shall use commercially reasonable efforts to obtain, at the expense of the non-disclosing Party an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

         7.2 DIRECTOR AND OFFICER INDEMNIFICATION. The Buyer shall not take any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws of the Company or the Subsidiaries, for the benefit of any individual who served as a director or officer of the Company or the Subsidiaries at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

         7.3 FURTHER ASSURANCES. At any time and from time to time after the Closing, as and when requested by any Party hereto and at such Party's expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

         7.4 CERTAIN TAX MATTERS.

              (a) 338 ELECTION. At the Seller's election, the Seller will join with Buyer in making an election under ss.338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to the purchase and sale of the Company Shares (a "ss.338(h)(10) ELECTION"). Seller shall be responsible for preparing the form of election. Buyer and the Seller shall cooperate fully in the making of such ss.338(h)(10) Election. In particular, and not by way of limitation, in order to effect such ss.338(h)(10) Election, Buyer and Seller shall jointly execute on or prior to the Closing Date, Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Such Form 8023 and attachments shall be held by Seller and shall be filed by Seller on behalf of itself and the Buyer in accordance with, and within the time prescribed by,
Section 338 of the Code and the regulations thereunder. Buyer and Seller agree to report the transaction for tax purposes in a manner consistent with the making of such ss.338(h)(10) Election.

              (b) RETENTION OF CARRYOVERS. Seller may elect to retain all net operating loss carryovers and capital loss carryovers of the Company and its Subsidiaries under Reg.ss.1.1502-20(g). At the Seller's request, the Buyer will cause any of the Company and its Subsidiaries to join with the Seller in filing any necessary elections under Reg.ss.1.1502-20(g).

              (c) POST-CLOSING ELECTIONS. At the Seller's request, the Buyer will cause any of the Company and its Subsidiaries to make and/or join with the Seller in making any election after Closing, if the making of such election does not have a material and substantial adverse impact on the Buyer (or any of the Company and its Subsidiaries) for any post acquisition Tax period.

              (d) INDEMNIFICATION FOR POST-CLOSING TRANSACTIONS. Buyer agrees to indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Seller's Company stock.

              (e) POST-CLOSING TRANSACTIONS NOT IN THE ORDINARY COURSE. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of Seller's Company stock on Buyer's federal income tax return to the extent permitted by Reg. ss.1.1502-76(b)(1)(B).

         7.5 ACKNOWLEDGEMENTS BY THE BUYER. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Seller expressly and specifically set forth in Article II of this Agreement, including the Disclosure Schedules (and any updates thereto). Notwithstanding the foregoing, the Seller agrees that the Buyer shall have thirty (30) days after Closing to audit Seller's representations regarding assets and liabilities. Seller will replace any assets that were purported to be transferred and are not in the possession of the Buyer or the Company. After the thirty (30) day period, Seller shall have no further liability regarding any representations as to assets. Seller will indemnify Buyer or the Company for any pre-Closing liabilities which were not disclosed by Seller and which are discovered by the Company and reported in writing to Seller, specifically referring to this agreement, within two years after the Closing. After the two (2) year period, Seller shall have no further liability regarding any representations as to liabilities. SUCH REPRESENTATIONS AND WARRANTIES BY THE SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE SELLER.

         7.6 CERTAIN EMPLOYEE BENEFITS MATTERS. Seller agrees to pay severance, if any, arising from the termination of those employees of the Company listed on Disclosure Schedule 7.6(a). Buyer agrees to cause the Company to continue to employ all other employees of the Company, and to pay severance benefits, if any, or other termination related benefits to the employees listed on 7.6(b) that arises out of or is otherwise related to employment by the Buyer after Closing.

         7.7 RESIGNATIONS. Effective upon the Closing, the Seller shall cause all of its own employees, directors and attorneys and all of its Affiliates' employees, directors and attorneys listed on Disclosure Schedule 7.6(a) to resign from all positions as officers of the Company or the Subsidiaries.

         7.8 AGREEMENTS WITH AFFILIATES OF SELLER. Except as contemplated hereunder, and as set forth on Schedule 2.7 hereof, and effective upon the Closing, all agreements between the Company or the Subsidiaries, on the one hand, and the Seller or any of the Seller' Affiliates (other than the Company or the Subsidiaries), on the other hand, shall be deemed to be terminated.

         7.9 WORKING CAPITAL REQUIREMENTS. Seller agrees to fund up to $150,000 to the Company for working capital during the period from date of Closing through the first full fiscal month after Closing only if the Company has negative net cash resulting from operating activities, excluding investing and financing activities. The Seller agrees to fund up to an additional $100,000 for the second full fiscal month following Closing only if the Company has negative net cash resulting from operating activities, excluding investing and financing activities, of the Company for that period. The Seller agrees to fund up to an additional $50,000 for the third full fiscal month following Closing only if the Company has negative net cash resulting from operating activities, excluding investing and financing activities of the Company for that period. Such fundings shall occur once for each period described herein and within 5 days of telefacsimile notice delivered to Greg Somers or Vic Goetz and provision of supporting financial documentation to the Chief Financial Officer of the Seller.

         7.10 CORPORATE NAME CHANGE. Buyer agrees, after the Closing date, that it will use the name "Inter-Tel.NET" pursuant to the terms and conditions of that trademark license between Buyer and Seller only and after the expiration of such license, to change the name of the Company, and neither the Company nor its shareholders, nor any of its or their Affiliates, shall thereafter do business as, or use in the conduct of their businesses or otherwise, the name, Inter-Tel or any similar words without the express written consent of Seller.

         7.11 SHAREHOLDER AGREEMENT. Buyer and Seller agree to execute that certain Shareholder Agreement relative to the rights and liabilities of the Shareholders of the Company to be effective post Closing.

         7.12 CONVERSION RIGHTS. Seller and Buyer agree that Seller shall have conversion rights in the ownership of the Company stock to Buyer or assignee stock in the amount of seventeen percent (17%) of such Buyer or assignee stock at the time of conversion at no additional consideration. These conversion rights shall exist as long as Seller owns such Company shares, and the Seller shall be entitled to preemptive rights in the Buyer or assignee stock sufficient to maintain the seventeen percent (17%) ownership from the date of conversion going forward.

         7.13 CICSO GUARANTY. Buyer agrees that it will exercise best efforts and will work diligently to obtain the release of the Seller's guaranty to Cisco.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock market rule (in which case the disclosing Party shall advise the other Party and the other Party shall have the right to review such press release or announcement prior to its publication).

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

         8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; PROVIDED, HOWEVER, that the provisions of Article III and
Section 5.2 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

         8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand. This Agreement supersedes any prior understandings, agreements, or representations by or between the Buyer and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, whether written or oral, with respect to the subject matter hereof.

         8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         8.5 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by reputable courier service guaranteeing delivery within one business day or by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

                  If to the Seller:         Inter-Tel Incorporated
                                            120 No. 44th St, Suite 200
                                            Phoenix, Arizona 85034
                                            Attention:  Legal Department
                                            Telephone:  (602) 302-8981
                                            Telecopy:  (602) 683-0481

                  Copy to:                  Telephone:  650-493-9300
                                            Telecopy:    650-493-6811

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

                  If to the Buyer:          Comm  Services Corporation
                                            6509 Windcrest Suite 160
                                            Plano, Texas
                                            Attention: Greg Somers
                                            Telephone: 972 543-2700
                                            Telecopy: 972 386-4610

                  Copy to:                  B. Bruce Johnson
                                            5550 LBJ Freeway
                                            Dallas, Texas
                                            Attention: B. Bruce Johnson
                                            Telephone: 972 788-4610
                                            Telecopy: 972 386-7694

         Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Arizona.

         8.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         8.11 EXPENSES. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         8.12 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

         8.13 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Whenever the context may require, the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to "$", or "Dollars" or "US$" refer to currency of the United States of America.

         8.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         8.15 SURVIVAL.

              (a) The representations and warranties of the Seller and the Buyer set forth in this Agreement shall expire upon the occurrence of the Closing. Notwithstanding the foregoing, the representations and warranties contained in Sections 2.5, 2.6 and 2.8 shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date which is six months after the Closing Date, at which time they shall expire.

              (b) Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase and Sale Agreement as of the date first above written.

                                         INTER-TEL INCORPORATED

                                         By:____________________________________

                                         Name:__________________________________

                                         Title:_________________________________

                                         COMM-SERVICES INC.

                                         By:____________________________________

                                         Name:__________________________________

                                         Title:_________________________________

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